Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Enovix Corporation (Successor to Rodgers Silicon Valley Acquisition Corp) on Form S-8, of our report dated March 8, 2021, except for the effects of the restatement discussed in Note 2 and the subsequent event discussed in Note 11B as to which the date is May 4, 2021, with respect to our audits of the financial statements of Enovix Corporation (Successor to Rodgers Silicon Valley Acquisition Corp) as of December 31, 2020 and for the period from September 23, 2020 (inception) through December 31, 2020.

Our report on the financial statements refers to a restatement discussed in Note 2 to the financial statements.

/s/ Marcum LLP

Marcum LLP

New York, NY

September 22, 2021